                    Exhibit 99.1

Release date: November 14, 2011	Contact:	Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS INTERNATIONAL CORPORATION ANNOUNCES
CONTINUATION OF ITS STOCK REPURCHASE PROGRAM

PITTSBURGH, PA, NOVEMBER 14, 2011 - Matthews International Corporation (NASDAQ GSM: MATW) today announced that its Board of Directors approved a continuation of the Company’s stock repurchase program.  In January 2010, the Board approved the repurchase of a total of 2,500,000 shares.  Approximately 330,000 shares remain to be purchased under this authorization.  Upon the repurchase of these remaining shares, the new authorization allows Matthews to purchase up to an additional 2,500,000 shares of the Company’s common stock.

Joseph C. Bartolacci, President and Chief Executive Officer, stated: “The extension of this program reflects the Company’s confidence in its growth projections for the current fiscal year and on a long-term basis.  In addition to our quarterly cash dividend, we believe that the repurchase program is an effective means to return capital to our shareholders.  The program remains an important element in the Company's long-term strategies.”

The repurchase program is designed to increase shareholder value, enlarge the Company’s holdings of its common stock, and add to earnings per share.  Repurchased shares may be retained in treasury, utilized for acquisitions, or reissued to employees or other purchasers.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze and granite memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze and granite memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

Any forward-looking statements contained in this press release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company’s control.